Exhibit 99.1

OptimizeRx Survey Shows Providers Believe They Have a Role in Discussing Care Costs with Patients

ROCHESTER, Mich., (February 11, 2019) — OptimizeRx Corp. (NASDAQ: OPRX), a leading provider of digital health messaging for the pharmaceutical industry, announced today its initial findings from a physician survey focused on prescription drug costs. The Drug Cost Survey yields insights into physician perspectives on the affordability of prescription drugs and patient adherence to prescription regimens.

“The vast majority of Americans cited the costs of prescription drugs as one of their top two health reform priorities in 2018,” said Miriam Paramore, president of OptimizeRx. “Further, it is widely studied that affordability is a primary factor contributing to medication non-adherence. We wanted to go directly to physicians and gauge their opinions on the matter: How do they view their role in discussing healthcare costs? Do patients routinely ask about costs? These questions and more were included in our survey.”

Initial findings from the OptimizeMDs Drug Cost Survey showed that:

•	Nearly all physicians believe they have a role to play in discussing the cost of health care with patients (91 percent) and are comfortable doing so (86 percent).
•	Patients raise the issue of prescription drug costs with their doctors nearly 40 percent of the time.
•	Prescription drug costs are “very important” or “extremely important” to the vast majority of doctors (73 percent) and impact their prescribing decisions.

Patients and providers want to discuss the cost of prescriptions, and providers help patients look for savings opportunities through co-pay coupons and other patient assistance programs. However, both parties are ham-strung by the lack of information showing total drug price – including the true patient out-of-pocket price.

Supplemented by other industry findings, the results from OptimizeRx’s survey illustrate the gap in communications among the stakeholders involved in or affected by drug pricing: the party who make the drugs and set the initial price (pharmaceutical manufacturers), the party who sets the price for a benefit plan (payers), the party who prescribes the drugs and need to know the price (providers) and those have to take/adhere the drugs and pay its price (patients).

Continued Paramore: “At OptimizeRx, we are committed to fill the communications gap between patients, providers and the pharmaceutical industry. By going to the physicians directly through this first survey, we learned a lot about how we, as an industry, can better communicate to address drug affordability and adherence.”

Additional results from this survey will be released throughout the coming months. OptimizeRx plans to facilitate a corollary consumer survey to gauge their perspectives on financial discussions, prescription affordability and medication adherence.

Conducted between January 9 and 14, 2019, the survey included responses from 642 physicians across a variety of specialties, practice and/or hospital sizes and locations across the United States. It was the first to be executed through OptimizeMDs, a multi-specialty physician panel created by OptimizeRx to improve the effectiveness of digital communication between pharma/life sciences and physicians at the point-of-care. OptimizeMDs is one of the brand support services available to pharmaceutical manufacturers.

For more information on OptimizeRx or its OptimizeMDs physician panel, visit www.optimizerx.com.

To download the initial two-page summary, visit info.optimizerx.com/survey-intro.

About OptimizeRx

OptimizeRx® (NASDAQ: OPRX) is one of the nation’s leading providers of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory patient market with access to these benefits within their workflow at the point-of-care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

Certain information contained in this press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements related to the proposed public offering, the filing of the registration statement and potential market opportunity for our product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties as a result of various important factors, including the uncertainties related to market conditions, our ability to satisfy the closing conditions of the offering, the timing or occurrence of the closing, and the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to our prospectus supplement filed with the Securities and Exchange Commission (SEC) on December 17, 2018 under the heading “Risk Factors” and those documents incorporated by reference therein, which includes our Annual Report on Form 10-K filed with the SEC on March 8, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

(Tel) 860-800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team

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